Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Current Report on Form 8-K filed with the Securities and Exchange Commission of our report dated March 2, 2011, with respect to the consolidated balance sheets of Santa Lucia Bancorp and Subsidiary as of December 31, 2010 and 2009, the related consolidated statements of earnings, shareholders’ equity, and cash flows for the years then ended December 31, 2010.

/s/  Vavrinek, Trine, Day & Co., LLP
Laguna Hills, California
January 5, 2012